EXHIBIT 10.26

AMENDMENT TO EMPLOYMENT AGREEMENT

This Agreement is made as of December 20, 1999, by and between Moto Photo, Inc. a Delaware Corporation ("Employer"), and Frank M. Montano ("Employee"):

The parties have entered into an Employment Agreement as of June 1, 1996, as amended December 23, 1997, and wish to amend that Agreement further as set forth herein.

Amended Section 3 is hereby deleted in its entirety and replaced with a new Section 3 which shall read:

"3. Term. The term of the Employee's employment with Employer shall continue until December 31, 2002. Commencing January 1, 2002, the term of this Agreement shall be extended so that the term of this Agreement shall always be for a period of one year until and unless either party gives the other party a one year notice to terminate the Employees employment under this Agreement, unless sooner terminated in accordance with Section 11 of this Agreement. The term of Employee's employment under this Agreement shall be extended in accordance with Section 10 of this Agreement."

The first paragraph of Section 2 of the Employment Agreement is hereby deleted in its entirety and replaced with a new Section 2 which shall read:

"2. Compensation. As base compensation for Employee's services to Employer during the term of this Agreement, Employer shall pay Employee a regular salary at the rate of $169,125 per year payable in such manner as the Employer pays its other executives. In addition, the Employee shall be entitled to a bonus for each fiscal year as agreed upon with the Chairman and CEO of Employer.

IN THE WITNESS WHEREOF, the parties have executed this amendment the day and year first above written:

Witnesses EMPLOYER:

MOTO PHOTO, INC.

By:

Michael F. Adler, Chairman & CEO

EMPLOYEE:

By:

Frank M. Montano